CUSIP No. G02602 10 3                                          Page 1 of 7 Pages

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13G
                                 (Rule 13d-102)

             INFORMATION TO BE INCLUDED IN STATEMENTS FILES PURSUANT
           TO RULES 13d-1(b)(c), AND (d) AND AMENDMENTS THERETO FILED
                            PURSUANT TO RULE 13d-2(b)
                               (Amendment No. 1) FN1

                                 AMDOCS LIMITED
--------------------------------------------------------------------------------
                                (Name of Issuer)

                                 ORDINARY SHARES
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   G02602 10 3
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                                DECEMBER 31, 1999
--------------------------------------------------------------------------------
              Date of Event Which Requires Filing of this Statement

Check the appropriate box to designate the rule pursuant to which this Schedule is Filed:

              [ ] Rule 13d-1(b)
              [ ] Rule 13d-1(c)
              [X] Rule 13d-1(d)










--------

          1 The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page. The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act.





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CUSIP No. G02602 10 3                                          Page 2 of 7 Pages


--------------------------------------------------------------------------------
1)   Name of Reporting Person                Welsh, Carson,
     I.R.S. Identification                   Anderson & Stowe
     No. of Above Person                     VII, L.P.
     (Entities Only)
--------------------------------------------------------------------------------
2)   Check the Appropriate Box                  (a) [ X ]
     if a Member of a Group                     (b) [   ]

--------------------------------------------------------------------------------
3)   SEC Use Only

--------------------------------------------------------------------------------
4)   Citizenship or Place                     Delaware
     of Organization

--------------------------------------------------------------------------------
Number of               5)   Sole Voting     20,185,148 Ordinary
Shares Beneficially          Power           Shares
Owned by Each
Reporting Person
With:                   --------------------------------------------------------
                        6)   Shared Voting
                             Power                -0-

                        --------------------------------------------------------
                        7)   Sole Disposi-   20,185,148 Ordinary
                             tive Power      Shares
                        --------------------------------------------------------
                        8)   Shared Dis-
                             positive Power       -0-
                        --------------------------------------------------------

9)   Aggregate Amount Beneficially           20,185,148 Ordinary
     Owned by Each Reporting Person          Shares

--------------------------------------------------------------------------------
10)  Check if the Aggregate
     Amount in Row (9)
     Excludes Certain Shares

--------------------------------------------------------------------------------
11)  Percent of Class
     Represented by                                9.8%
     Amount in Row (9)

--------------------------------------------------------------------------------
12)  Type of Reporting
     Person                                  PN





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CUSIP No. G02602 10 3                                          Page 3 of 7 Pages


--------------------------------------------------------------------------------
1)   Name of Reporting Person                Welsh, Carson,
     I.R.S. Identification                   Anderson & Stowe
     No. of Above Person                     VI, L.P.
     (ENTITIES ONLY)
--------------------------------------------------------------------------------
2)   Check the Appropriate Box                  (a) [ X ]
     if a Member of a Group                     (b) [   ]

--------------------------------------------------------------------------------
3)   SEC Use Only

--------------------------------------------------------------------------------
4)   Citizenship or Place                     Delaware
     of Organization

--------------------------------------------------------------------------------
Number of               5)   Sole Voting     5,788,885  Ordinary
Shares Beneficially          Power           Shares
Owned by Each
Reporting Person
With:                   --------------------------------------------------------
                        6)   Shared Voting
                             Power                -0-

                        --------------------------------------------------------
                        7)   Sole Disposi-   5,788,885 Ordinary
                             tive Power      Shares
                        --------------------------------------------------------
                        8)   Shared Dis-
                             positive Power       -0-

                        --------------------------------------------------------

9)   Aggregate Amount Beneficially           5,788,885 Ordinary
     Owned by Each Reporting Person          Shares

--------------------------------------------------------------------------------
10)  Check if the Aggregate
     Amount in Row (9)
     Excludes Certain Shares

--------------------------------------------------------------------------------
11)  Percent of Class
     Represented by                              2.8%
     Amount in Row (9)

--------------------------------------------------------------------------------
12)  Type of Reporting
     Person                                  PN




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CUSIP No. G02602 10 3                                          Page 4 of 7 Pages


--------------------------------------------------------------------------------
1)   Name of Reporting Person                WCAS Information
     I.R.S. Identification                   Partners, L.P.
     No. of Above Person
     (Entities Only)
--------------------------------------------------------------------------------
2)   Check the Appropriate Box                  (a) [ X ]
     if a Member of a Group                     (b) [   ]

--------------------------------------------------------------------------------
3)   SEC Use Only

--------------------------------------------------------------------------------
4)   Citizenship or Place                     Delaware
     of Organization

--------------------------------------------------------------------------------
Number of Shares        5)   Sole Voting     136,510 Ordinary
Beneficially                 Power           Shares
Owned by Each
Reporting Person
With:                   --------------------------------------------------------
                        6)   Shared Voting
                             Power                -0-
                        --------------------------------------------------------
                        7)   Sole Disposi-   136,510 Ordinary
                             tive Power      Shares
                        --------------------------------------------------------
                        8)   Shared Dis-
                             positive Power       -0-

                        --------------------------------------------------------

9)   Aggregate Amount Beneficially           136,510 Ordinary
     Owned by Each Reporting Person          Shares

--------------------------------------------------------------------------------
10)  Check if the Aggregate
     Amount in Row (9)
     Excludes Certain Shares

--------------------------------------------------------------------------------
11)  Percent of Class
     Represented by                               0.1%
     Amount in Row (9)

--------------------------------------------------------------------------------
12)  Type of Reporting
     Person                                  PN




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CUSIP No. G02602 10 3                                          Page 5 of 7 Pages


--------------------------------------------------------------------------------
1)   Name of Reporting Person                WCAS Capital
     I.R.S. Identification                   Partners III, L.P.
     No. of Above Person
     (Entities Only)
--------------------------------------------------------------------------------
2)   Check the Appropriate Box                  (a) [ X ]
     if a Member of a Group                     (b) [   ]

--------------------------------------------------------------------------------
3)   SEC Use Only

--------------------------------------------------------------------------------
4)   Citizenship or Place                     Delaware
     of Organization

--------------------------------------------------------------------------------
Number of               5)   Sole Voting     5,174,797 Ordinary
Shares Beneficially          Power           Shares
Owned by Each
Reporting Person
With:                   --------------------------------------------------------
                        6)   Shared Voting
                             Power                -0-

                        --------------------------------------------------------
                        7)   Sole Disposi-   5,174,797  Ordinary
                             tive Power      Shares

                        --------------------------------------------------------
                        8)   Shared Dis-
                             positive Power       -0-

                        --------------------------------------------------------

9)   Aggregate Amount Beneficially           5,174,797  Ordinary
     Owned by Each Reporting Person          Shares

--------------------------------------------------------------------------------
10)  Check if the Aggregate
     Amount in Row (9)
     Excludes Certain Shares

--------------------------------------------------------------------------------
11)  Percent of Class
     Represented by                               2.5%
     Amount in Row (9)

--------------------------------------------------------------------------------
12)  Type of Reporting
     Person                                  PN




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CUSIP No. G02602 10 3                                          Page 6 of 7 Pages


                         AMENDMENT NO. 1 TO SCHEDULE 13G

          Reference is hereby made to the statement on Schedule 13G originally filed on January 29, 1999 (the "Schedule 13G"). Terms used in the Schedule 13G are used herein as so defined.

          The following Items of the Schedule 13G are hereby amended and restated to read in their entirety as follows:

Item 4 -       Ownership.

               (a)  Amount Beneficially Owned:

               WCAS VII:   20,185,148 Ordinary Shares
               WCAS VI:     5,788,885 Ordinary Shares
               WCAS IP:       136,510 Ordinary Shares
               WCAS CP III: 5,174,797 Ordinary Shares

               (b)  Percent of Class:

               WCAS VII:    9.8%
               WCAS VI:     2.8%
               WCAS IP:     0.1%
               WCAS CP III: 2.5%


               (c)  Number of shares as to which such person has:

               (i)  sole power to vote or to direct the vote:

               WCAS VII:   20,185,148 Ordinary Shares
               WCAS VI:     5,788,885 Ordinary Shares
               WCAS IP:       136,510 Ordinary Shares
               WCAS CP III: 5,174,797 Ordinary Shares

               (ii)  shared power to vote or to direct the vote:  -0-

               (iii) sole power to dispose or to direct the disposition of:

               WCAS VII:   20,185,148 Ordinary Shares
               WCAS VI:     5,788,885 Ordinary Shares
               WCAS IP:       136,510 Ordinary Shares
               WCAS CP III: 5,174,797 Ordinary Shares

               (iv) shared power to dispose or to direct the disposition of: -0-



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CUSIP No. G02602 10 3                                          Page 7 of 7 Pages

Signature:

          After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                WELSH, CARSON, ANDERSON & STOWE VII, L.P.
                                By:  WCAS VII Associates, L.P., General Partner


                                By   /S/ JONATHAN RATHER
                                  ------------------------------------------
                                     General Partner


                                WELSH, CARSON, ANDERSON & STOWE VI, L.P.
                                By:  WCAS VI Partners, L.P., General Partner


                                By /S/ JONATHAN RATHER
                                  ------------------------------------------
                                     Attorney-in-Fact


                                WCAS INFORMATION PARTNERS, L.P.
                                By:  WCAS IP Partners, General Partner


                                By   /S/ JONATHAN RATHER
                                  ------------------------------------------
                                     Attorney-in-Fact


                                WCAS CAPITAL PARTNERS III, L.P.
                                By:  WCAS CP III Associates, L.L.C., General
                                     Partner


                                By   /S/ JONATHAN RATHER
                                  ------------------------------------------
                                     Managing Member


Date: January 7, 2000




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